UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/26/2008

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-09992

Delaware	04-2564110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Technology Drive, Milpitas, California   95035
(Address of principal executive offices, including zip code)

(408) 875-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

KLA-Tencor Corporation (the "Company") and various current and former directors and officers of the Company were named as defendants in a putative securities class action filed on June 29, 2006 in the U.S. District Court for the Northern District of California. Two similar actions were filed later in the same court, and all three cases were consolidated into one action, in which a consolidated complaint alleged claims under Section 10(b) and Rule 10b-5 thereunder, Section 14(a), Section 20(a), and Section 20A of the Securities Exchange Act of 1934 as a result of our past stock option grants and related accounting and reporting, seeking unspecified monetary damages and other relief. The Company and all other defendants filed motions to dismiss these cases in June 2007. Before the motions to dismiss were decided, however, the parties agreed to settle the litigation under terms including a payment by the Company of $65.0 million for the benefit of the settlement class.

Following notice, the Court approved the settlement at a hearing on September 26, 2008, certified a settlement class consisting of all persons who acquired KLA-Tencor securities from June 30, 2001 through January 29, 2007 (except for defendants, certain related persons, and those persons who requested to be excluded from the settlement class), and entered a final judgment dismissing the litigation with prejudice and providing a full release of KLA-Tencor and the other named defendants in connection with the allegations raised in the lawsuit by the plaintiffs and all members of the settlement class.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: October 02, 2008	By:	/s/ Brian M. Martin
Brian M. Martin
Senior Vice President and General Counsel